                                                                    EXHIBIT 99.1

For Immediate Release
---------------------

Contact:    David Leedy
            972-586-1703
            dleedy@aviall.com


AVIALL ANNOUNCES STRONG 2002 FOURTH QUARTER AND FULL YEAR RESULTS

         DALLAS, TEXAS February 3, 2003 -- Aviall, Inc. (NYSE: AVL) today reported continued strong financial results for its fourth quarter and fiscal year ended December 31, 2002:

HIGHLIGHTS

     o Net earnings from continuing operations were $7.4 million for the fourth quarter of 2002 and $26.7 million for the full year. When compared to 2001, year-over-year net earnings from continuing operations grew $12.3 million in the fourth quarter of 2002 and $23.2 million, or 670%, for the full year.

     o Aviall, Inc. revenues grew 93% year-over-year in the fourth quarter of 2002 and 59% for the full year.

     o The Aviall Services business unit, which comprises 97% of Aviall, Inc.'s revenues, continued its dramatic growth in military-based sales. The unit's overall military/government sales now account for 43% of revenues, up nearly 900% from the prior year. Moreover, the Company has achieved excellent penetration into the robust military and defense parts replenishment area.

     o The Company continued steady year-over-year growth in both the recreational and business portions of the general aviation aftermarket parts sales--fueled by a combination of market share gains and new products.

     o Total Company selling and administrative expenses as a percentage of revenue continued its favorable trend ending at 11.9% for the full year 2002 versus 17.3% for 2001, a reduction of 540 basis points.

FOURTH QUARTER 2002 RESULTS

         Aviall, Inc. earnings from continuing operations in the fourth quarter of 2002 were $7.4 million, or $0.24 per share (basic and diluted), versus a loss of $4.9 million, or $(0.27) per share (basic and diluted), in the comparable 2001 period. In addition, the Company's fourth quarter 2002 results included a net gain from discontinued operations of $3.0 million, or $0.11 per share, raising the reported earnings per share to $0.35 per share (basic and diluted).

         The 2002 fourth quarter earnings from continuing operations were favorably influenced by the release of $0.8 million in reserves related to state tax net operating loss carryforwards. Comparatively, the 2001 results were negatively affected by an $8.9 million writedown of excess inventory, unfavorable leases and doubtful accounts resulting from the economic downturn. Also included in this amount was the remaining prepaid cost of the prior bank agreement.

         Fourth quarter 2002 net sales rose $106.6 million to $220.6 million, 93% above the fourth quarter 2001 level of $114.1 million. At Aviall Services, sales growth in the fourth quarter was up 99% year-over-year, driven primarily by: 1) the introduction of military-based Rolls-Royce T56 parts sales; 2) continued growth of its general aviation market share;

(3) the contribution from a series of new Honeywell products added during the year; and 4) the trend displayed in previous quarters of continued weakness in airline sales although airline sales were up slightly over the fourth quarter of 2001.

         At Inventory Locator Service (ILS), fourth quarter 2002 sales of $6.9 million were up $0.4 million year-over-year, marking the fourth successive quarter of revenue gains for the global electronic marketplace. However, operating income at ILS was essentially even with 2001 primarily attributable to ongoing investments in: 1) ILS's upgraded more highly used technology infrastructure and 2) new product development. Additionally, ILS absorbed the launch cost of several new products including ILS Catalog and the new Inventory e-Valuator, powerful decision support tools designed to help aviation buyers and sellers with their unique needs.

         Aviall, Inc.'s gross profit of $38.1 million for the fourth quarter of 2002 was up a robust 99%, or $19.0 million, from the fourth quarter 2001 level of $19.1 million. The year-over-year gross profit percentage increased to 17.3% in fourth quarter 2002 from 16.7% in the fourth quarter 2001, which was affected by last year's $7.0 million inventory writedown related to the downturn in the aviation industry.

         Compared to the fourth quarter of 2001, sales increased 93% while selling and administrative expenses increased by only $1.3 million, or 5.7%. These results show the significant scalability of Aviall's business model that generated $106.6 million of additional revenues in the quarter year-over-year with little incremental selling and administrative expense. As a result of the scale efficiencies, selling and administrative expenses as a percentage of net sales declined 890 basis points to 10.8% in the fourth quarter of 2002 down significantly from 19.7% in the fourth quarter of 2001.

         In addition to the scale efficiencies, 2002 results were also favorably affected by a pretax reversal of environmental reserves of $1.0 million related to previously owned businesses.

         Due to the increased military/government proportion, operating income as a percentage of sales at 6.9% was slightly less than the prior quarter result but significantly higher than the negative 4.4% margin in the fourth quarter of 2001. The 2001 results are adjusted to remove $0.5 million of goodwill amortization under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

         The $2.1 million tax provision in the fourth quarter of 2002 was reduced by a $0.8 million release of reserves related to state tax net operating loss carryforwards.

FULL-YEAR OVERVIEW

         Net income for 2002 from continuing operations was $26.7 million, up 670% from $3.5 million in 2001. The 2002 earnings were: 1) negatively affected by the one-time, noncash $20.5 million "deemed dividend" and 2) favorably affected by a $0.8 million tax benefit from the release of reserves related to the state tax net operating loss carryforward.

         Net earnings per share for 2002 from continuing operations were $0.08 per share, which included two previously mentioned one-time items: 1) the $20.5 million noncash "deemed dividend," equivalent to $(0.80) per share, which was recorded in March 2002 and 2) the state net operating loss carryforwards of $0.03 per share. In 2001, the net earnings per share from continuing operations were $0.18 per share. The 2001 results were similarly affected by the $9.8 million adjustments previously discussed.

         Net sales for 2002 were $803.3 million, up $297.1 million, or 59%, compared to net sales of $506.2 million in 2001. This 2002 revenue amount does not include $74 million of T56 parts sales made by Rolls-Royce to the U.S. military as part of the transition program for which Aviall received its contracted margin, which is included in gross profit. Gross profit was $156.8 million in 2002, a 46% increase over the $107.3 million achieved in 2001.

         Primarily driven by the nearly $300 million of additional Aviall direct sales and the integration of new Honeywell and Rolls-Royce product lines, selling and administrative expenses were 8.8% higher in absolute terms during 2002 as compared to 2001 - representing significant scale efficiencies against the robust 59% increase in overall volume. This positive leverage of volume served to reduce selling and administrative expenses as a percentage of revenue to 11.9%, down significantly from the 17.3% in 2001.

         In addition to the volume-driven leverage, the 2002 results were also favorably affected by the $1.0 million of environmental adjustments made in the fourth quarter.

         Reported 2002 operating income as a percentage of sales was 7.8%. If the direct Rolls-Royce T56 sales of $74 million were included, operating income would have been 7.1%. From both perspectives, operating income increased significantly from the 3.3% reported in 2001.

         As expected as a result of the new financings completed in December 2001, Aviall's interest expense increased $12.3 million in 2002 compared to 2001.

         Finally, the $13.2 million tax provision in 2002 includes a $0.8 million benefit from the release of reserves related to the state tax net operating loss carryforwards.

2003 EARNINGS GUIDANCE

         The Company expects net earnings in 2003 from continuing operations to be in the range of approximately $29.0 million - $29.8 million, a growth of approximately 10% over 2002 earnings. Net earnings from continuing operations were $26.7 million in 2002, which included a nonrecurring $0.8 million tax benefit caused by the release of reserves related to the state tax net operating loss carryforwards.

         The net earnings in 2003 are expected to be approximately $0.90 to $0.93 per share (basic and diluted). In 2002, the reported result from continuing operations was $0.08 per share. As previously discussed, the 2002 reported earnings per share of $0.08 per share included two nonrecurring items:
1) the noncash "deemed dividend" recorded in March, which is equivalent to $0.80 per share for comparison purposes and 2) the positive impact of $0.03 per share from the release of reserves related to state tax net operating loss carryforwards.

REVIEW AND OUTLOOK

         "Aviall's 2002 performance clearly shapes up as one of the brightest in the Company's history," said Paul E. Fulchino, Aviall's chairman, president and chief executive officer. "During a period where all industry players were challenged, Aviall successfully implemented its strategic vision and transformed itself on several fronts. The Company has grown substantially, almost doubling its size and more than tripling its operating income during the past year. Importantly, the majority of this growth was gained through our strategic thrust to expand our presence in the flourishing military and defense-related aircraft parts support area. The Company also expanded its offerings and gained share in its traditional general aviation market."

         Fulchino continued, "Key to the market successes was the company's ability to strengthen its management ranks and maintain its customer service value focus. While others have cutback, we have continued to build product expertise and, in concert, implement our longer-range technology plan. The technology offerings at both Aviall Services and ILS have enabled the Company to significantly expand daily use and bring to life tangible supply-chain efficiencies at both ends of the transaction. This has resulted in increasingly positive responses from both customers and suppliers as well as formal recognition by industry experts."

         Fulchino further commented, "While Aviall's commercial airline business has been affected along with the rest of the aviation industry, the Company has continued to benefit from its core strengths - our global scope and coverage, product depth, market diversity, and large contract execution capabilities. The Company's agility in handling the significant addition of the Rolls-Royce T56 series engine parts and Honeywell product lines shows both customers and suppliers the value and strength Aviall Services provides during these uncertain times. This agility was also evidenced at

ILS with the successful implementation of additional modules within their 'Contact to Contract' next-generation system. Equally important, ILS experienced better-than-anticipated customer adoption of its new technology offerings."

         In closing, Fulchino added, "During 2002, Aviall accelerated the momentum that will propel us into the future. With the strategic addition of new product lines and the scalability to support further growth, Aviall is well-positioned to profitably grow in 2003 and beyond."

         Aviall will host a conference call on Monday, February 3, 2003, at 11 a.m. ET. The conference call can be accessed by calling (888) 396-9926 (toll free) or (630) 395-0038 (toll) and referencing Aviall. A replay will be available until 6 p.m. ET on Friday, February 8, 2003, at (800) 691-4867 (toll-free) or (402) 220-0292 (toll). Subsequent to the call, the company will file a Form 8-K referencing the call and its replay availability in accordance with Regulation FD.

                 2002 NET EARNINGS AND BASIC EPS RECONCILIATION

--------------------------------------------------------------------------------
THIS TABLE RECONCILES THE AVIALL, INC. GAAP AND NON-GAAP EARNINGS FROM
CONTINUING OPERATIONS AND BASIC AND DILUTED EARNINGS PER SHARE DISCUSSED ABOVE.
THE NON-GAAP RESULTS ARE INCLUDED TO PRESENT THE RESULTS FROM CONTINUING
OPERATIONS BEFORE NONRECURRING ITEMS.
--------------------------------------------------------------------------------
                                                     2002         2002 BASIC
                                                 NET EARNINGS   AND DILUTED EPS
                                                 ------------   ---------------
CONTINUING OPERATIONS BEFORE ADJUSTMENTS            $25,851         $ 0.85

DEEMED DIVIDEND                                         N/A         $(0.80)

STATE NET OPERATING LOSS RESERVE                    $   800         $ 0.03

EARNINGS FROM CONTINUING OPERATIONS PER GAAP        $26,651         $ 0.08
--------------------------------------------------------------------------------

                                      # # #

ABOUT AVIALL, INC.

Aviall, Inc. (NYSE: AVL) is a leading solution provider of aftermarket supply-chain management services for the aviation and marine industries. As the world's largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for more than 180 manufacturers and distributes approximately 90,000 line items from our customer service centers located in North America, Europe and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brake services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and facilitates commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via Internet at www.aviall.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including pricing pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company's customers and suppliers and developments in information and communications technology.

                                  AVIALL, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                                                            DECEMBER 31,                   DECEMBER 31,
                                                                   ----------------------------    ----------------------------
                                                                        2002            2001            2002            2001
                                                                   ------------    ------------    ------------    ------------
Net sales                                                          $    220,630         114,056         803,293         506,160
Cost of sales(a)                                                        182,566          94,959         646,477         398,821
                                                                   ------------    ------------    ------------    ------------
Gross profit                                                             38,064          19,097         156,816         107,339
   Selling and administrative expenses                                   23,784          22,513          95,412          87,729
   Unusual items(b)                                                      (1,024)          1,884          (1,024)          2,810
                                                                   ------------    ------------    ------------    ------------
Operating income (loss)                                                  15,304          (5,300)         62,428          16,800
   Interest expense                                                       5,735           2,783          22,578          10,291
                                                                   ------------    ------------    ------------    ------------
Earnings (loss) from continuing operations before income taxes            9,569          (8,083)         39,850           6,509
Provision (benefit) for income taxes(c)                                   2,146          (3,169)         13,199           3,046
                                                                   ------------    ------------    ------------    ------------
Earnings (loss) from continuing operations                                7,423          (4,914)         26,651           3,463
Discontinued operations:
   Gain on disposal (net of income tax expense of $1,816 in 2002
     and $193 in 2001)(d)                                                 3,026              78           3,026             322
                                                                   ------------    ------------    ------------    ------------
Earnings from discontinued operations                                     3,026              78           3,026             322
                                                                   ------------    ------------    ------------    ------------
Earnings (loss) before extraordinary item                                10,449          (4,836)         29,677           3,785
Extraordinary item (net of income tax benefit of $582)                       --          (1,026)             --          (1,026)
                                                                   ------------    ------------    ------------    ------------
Net earnings (loss)                                                      10,449          (5,862)         29,677           2,759
Less deemed dividend from beneficial conversion feature(e)                   --              --         (20,533)             --
Less preferred stock dividends(e)                                        (1,085)           (113)         (4,199)           (113)
                                                                   ------------    ------------    ------------    ------------
Net earnings (loss) applicable to common shares                    $      9,364          (5,975)          4,945           2,646
                                                                   ============    ============    ============    ============
Basic net earnings (loss) per share:(f)
   Earnings (loss) from continuing operations                      $       0.24           (0.27)           0.08            0.18
   Earnings from discontinued operations                                   0.11            0.01            0.11            0.02
   Extraordinary item                                                        --           (0.06)             --           (0.06)
                                                                   ------------    ------------    ------------    ------------
   Net earnings (loss)                                             $       0.35           (0.32)           0.19            0.14
                                                                   ============    ============    ============    ============
Weighted average common shares                                       18,496,286      18,387,352      18,478,102      18,380,975
                                                                   ============    ============    ============    ============
Diluted net earnings (loss) per share:(g)
   Earnings (loss) from continuing operations                      $       0.24           (0.27)           0.08            0.18
   Earnings from discontinued operations                                   0.11            0.01            0.11            0.02
   Extraordinary item                                                        --           (0.06)             --           (0.06)
                                                                   ------------    ------------    ------------    ------------
Net earnings (loss)                                                $       0.35           (0.32)           0.19            0.14
                                                                   ============    ============    ============    ============
Weighted average common and potentially dilutive common shares       28,815,747      18,910,495      27,565,957      18,718,979
                                                                   ============    ============    ============    ============

(a) In 2001, fourth quarter and full year, cost of sales includes $7.0 million for inventory-related writeoffs due to the downturn in the aerospace industry.

(b) The $1.0 million unusual income in 2002 relates to the reversal of environmental reserves for previously owned businesses. The $2.8 million unusual expense in 2001 consists of $2.1 million for unfavorable leases and doubtful accounts related to the downturn in the economy after the events of September 11th and $0.7 million writeoff of prepaid bank facilities cost.

(c) Due to the Company's large U.S. federal tax loss carryforwards, cash tax payments are substantially lower than the provision recorded. Cash tax payments were $0.2 million and $0.6 million for the three months and twelve months ended December 31, 2002, respectively.

(d) The $3.0 million and $0.3 million gain from discontinued operations in 2002 and 2001, respectively, resulted from changes in estimates for certain retained liabilities.

(e) Preferred stock dividends include a $20.5 million one-time noncash "deemed dividend" and $4.2 million of paid-in-kind quarterly dividends on the convertible preferred stock. The "deemed dividend" reflects the difference between the $5.80 per share conversion price of the Series D Convertible Participating Redeemable Preferred Stock negotiated in December 2001 and the closing price of our common stock on the New York Stock Exchange on March 15, 2002, the date of stockholder approval of the issuance of the Series D Convertible Participating Redeemable Preferred Stock.

(f) Basic earnings per share for the three months and twelve months ended December 31, 2002 are calculated under the "two-class" method, given the participating nature of the Series D Convertible Participating Redeemable Preferred Stock.

(g) Diluted earnings per share were antidilutive in 2002. Therefore, diluted earnings per share is presented equal to basic earnings per share.

                                  AVIALL, INC.


                         SELECTED BALANCE SHEET ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                    DECEMBER 31,    DECEMBER 31,
                                                        2002            2001
                                                    ------------    ------------
  Cash                                              $      4,997           2,526
  Receivables                                       $     95,222          75,134
  Inventories                                       $    348,027         241,635
  Deferred tax asset                                $     60,279          71,211
  Accounts payable                                  $    114,263          51,090
  Debt                                              $    221,407         200,854
  Convertible redeemable preferred stock            $     44,370          40,161
  Shareholders' equity                              $    228,602         194,842

                              SEGMENT INFORMATION
                             (DOLLARS IN THOUSANDS)

                                                    THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                                       DECEMBER 31,                       DECEMBER 31,
                                               ------------------------------    ------------------------------
                                                    2002             2001             2002             2001
                                               -------------    -------------    -------------    -------------
   Revenues

   Aviall Services                             $     213,701          107,482          776,151          479,673
   ILS                                                 6,929            6,574           27,142           26,487
                                               -------------    -------------    -------------    -------------
     Total revenue                             $     220,630          114,056          803,293          506,160
                                               =============    =============    =============    =============

   Profit

   Aviall Services                             $      14,354           (4,077)          62,032           17,252
   ILS                                                 2,470            2,516            9,535           10,310
                                               -------------    -------------    -------------    -------------
     Reportable segment profit                        16,824           (1,561)          71,567           27,562
   Unusual items                                       1,024           (1,884)           1,024           (2,810)
   Corporate                                          (2,544)          (1,855)         (10,163)          (7,952)
   Interest expense                                   (5,735)          (2,783)         (22,578)         (10,291)
                                               -------------    -------------    -------------    -------------
   Earnings from continuing operations
   before income taxes                         $       9,569           (8,083)          39,850            6,509
                                               =============    =============    =============    =============

                         DEPRECIATION AND AMORTIZATION
                             (DOLLARS IN THOUSANDS)

                                     THREE MONTHS ENDED                TWELVE MONTHS ENDED
                                         DECEMBER 31,                      DECEMBER 31,
                                 ---------------------------      ----------------------------
                                      2002           2001              2002           2001
                                 ------------   ------------      ------------   ------------
 Depreciation                    $      1,722          1,504             7,563          5,050
 Amortization                           1,407          1,532(a)          5,334          5,605(a)
 Debt issue cost                        1,221            281             4,227            975
                                 ------------   ------------      ------------   ------------
                                 $      4,350          3,317            17,124         11,630
                                 ============   ============      ============   ============

(a) Amortization expense for the three months and twelve months ended December 31, 2001 includes $479 thousand and $1.9 million, respectively, of goodwill amortization which was discontinued effective January 1, 2002 upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."